SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HAGGAR CORP.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements concerning Haggar Corp. (the "Company") which appeared in an article by Arnold J. Karr published in DNR on page 2 (and continued on page 62) on December 23, 2002, as well as a digest to that article which appeared on the front cover. The consent of Arnold J. Karr and DNR has not been obtained to the use of this article and digest as proxy soliciting material. The article was based in part on an interview given to DNR by J. M. Haggar, III on December 12, 2002. Following is the text of the digest, which appeared on the front cover:

  Board Battle Breaks out at Haggar/2

        Following is the text of the article by Arnold J. Karr which appeared on page 2 (and continued on page 62):

  Battle for the Board at Haggar

  Management resisting attempts from stockholders to become directors

        By ARNOLD J. KARR

        NEW YORK—Thomas Kahn thinks Haggar is a great brand. He's backed up that opinion by acquiring 12.4 percent of the company's stock on behalf of the clients of the investment firm he heads as president, Kahn Brothers & Co.

        Apparently the admiration isn't mutual. With a zeal rarely seen by the even-tempered management of Dallas-based Haggar Corp., the company is actively resisting Kahn's attempts to win seats on the board for himself and Dallas investor Mark Schwarz, initially declining to provide him with its stock ledger and, on Nov. 22, filing a declaratory action in a Nevada court in support of that refusal. Haggar has since said it would comply with the initial request, but it amended its Nevada action based on Kahn's request for additional information.

        "The company intends to provide Mr. Kahn with all information that he is authorized to receive under Nevada law," Haggar said in a press release last week. "However, Mr. Kahn's revised demand now requests access to nine new categories of information, many of which the company believes Mr. Kahn is not authorized to receive under Nevada law."

        Echoing phrases used in an interview with DNR, Joseph Haggar 3rd., chairman and CEO of Haggar, said in the company's statement, "We are gravely concerned about the irreconcilable conflict of interest that Mr. Kahn's board membership would create. As a financial manager, Mr. Kahn has a fiduciary duty to act in the best interests of his clients who are Haggar shareholders. As a director, Mr. Kahn would be privy to inside information, and would have a duty to act in the best interests of the company and all of its shareholders.

        "Mr. Kahn needs to decide who he wishes to serve as a fiduciary—his clients who have retained him or all shareholders of the company. We believe trying to serve both presents a clear conflict of interest for Mr. Kahn and raises serious corporate governance issues."

        Kahn said no such conflict exists—in either ethical or statutory terms—and that "what's good for Haggar is good for my clients."

        Furthermore, he pointed out, his credentials include the presidency of a New York Stock Exchange member firm and 36 years in the investment business. "I'm not an apparel expert, but I know companies, boards and governance," he told DNR. "I'm a CFA [certified financial analyst] and a very experienced analyst and portfolio manager."

        If not resolved before, the issue is likely to come to a head at the firm's annual meeting, which will probably be held in February.

        Haggar, founded by Joe 3rd's grandfather J.M. Haggar, a Lebanese immigrant, in 1926, was family-owned until it went public in 1992 and has since been traded on the Nasdaq. Joe 3rd holds an 11.3 percent stake in the firm and is the only employee from the Haggar family other than his sister Marion.

        Kahn said he visited Haggar last July and was received hospitably, if not enthusiastically, by Joe 3rd and the other members of the company's nominating committee, directors John Tolleson and Richard Heath. He was somewhat taken aback when Haggar told him that he "wasn't sure I met the criteria to be a director."

        Kahn said resistance to his nomination might stem from his status as an outsider. "This is the first time that someone who is a significant owner has said they'd like to be a director, be at the table and help build the business," he pointed out. "If they've only had directors selected by management in the past, they might feel threatened."

        It's possible that Kahn might be feeling the same way. In last week's statement, Haggar commented, "We have known Mr. Kahn for five years, and during that time he has had numerous opportunities to engage in a constructive dialogue with the company, yet he has failed to provide any significant ideas or vision. In short, over the last five years Mr. Kahn has not demonstrated how his board membership would contribute to the success of the company."

        Those comments might have strengthened Kahn's resolve to do what he had earlier said he wanted to avoid—the pursuit of a proxy fight until the bitter end. "All a proxy fight will do is waste corporate assets and divert attention from growing the business," he said. "Shareholders have the right to vote for my candidates or to vote against them, but once you get the lawyers involved and they start billing, there's no telling what will happen."

        Kahn finds the legal maneuvering particularly exasperating, since "more than 12 percent of those legal fees are my clients' money."

        If successful, Kahn and Schwarz would take the board seats now occupied by Rae Evans and Donald Godwin, whose terms are set to expire. (It isn't yet known whether they will stand for reelection.) Evans, Godwin, Heath and Tolleson are the four outside directors on Haggar's six-person board. Joe Haggar and Frank Bracken, president and COO, are the two "insiders."

        As the drama heats up, Haggar and Kahn do agree on one thing: the soundness of the Haggar brand, especially with the growth of its Comfort Fit waist pants and last week's addition of the Kenneth Cole New York license for pants (see related story). Haggar's sales increased 8.4 percent in the year ended Sept. 30, to $481.8 million, and net income exclusive of special gains and charges—"core earnings," in Haggar parlance—rose 21.2 percent to $6.4 million.

        "These are probably the two toughest years I can remember in my 30 years in the industry," Haggar said. "We have to deal with this proxy issue, but we're focused on keeping our numbers strong."

Forward Looking Information

        The foregoing article contains forward-looking statements such as statements regarding the future operations, earnings or management of the Company and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to the Company as of today's date, and the Company does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of the Company and actual performance may vary materially from the expectations discussed. Additional risks and uncertainties relating to the Company's business include, but are not limited to: (1) changes in general business conditions; (2) the impact of competition in the apparel industry; (3) adverse changes in the performance of the retail sector in general and the apparel industry in particular; (4) changes in consumer acceptance of new products and the success of advertising, marketing and promotional campaigns; (5) changes in laws and other regulatory actions; (6) changes in labor relations; (7) political and economic events and conditions domestically or in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism, war or insurrection; (8) unexpected judicial decisions; (9) changes in interest rates and capital market conditions; (10) inflation; (11) acquisitions or dissolution of business enterprises; (12) natural disasters; (13) unusual or infrequent items that cannot be foreseen or are not susceptible to estimation; and (14) other risks identified from time to time in the Company's Securities and Exchange Commission (the "SEC") reports.

Important Additional Information Will Be Filed With The SEC

        The Company plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the Company's 2003 annual meeting of stockholders. The Proxy Statement will contain important information about the Company and the matters to be voted on at the annual meeting. Investors and security holders are urged to read the Proxy Statement carefully when it becomes available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting Mr. David Tehle, the Company's Executive Vice President and Chief Financial Officer, Secretary and Treasurer at 214-352-8481.

        The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the annual meeting and the matters to be voted on at such meeting. Information regarding the Company's directors and executive officers may be obtained by reading the Company's Annual Report on Form 10-K for the year ended September 30, 2001 and its definitive proxy statement dated January 7, 2002 in connection with the Company's annual meeting of stockholders held on February 6, 2002. Additional information regarding the participants in the solicitation may be obtained by reading the Proxy Statement in connection with the Company's 2003 annual meeting of stockholders when it becomes available.